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                                                                    EXHIBIT 4(a)

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                                 LOAN AGREEMENT

                                     BETWEEN

                             BEF HOLDING CO., INC.,
                                AS THE BORROWER,

                                       AND

                               NATIONAL CITY BANK,
                                  AS THE LENDER

                              ---------------------

                                   DATED AS OF
                                  JULY 7, 2004

                              ---------------------

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                                TABLE OF CONTENTS

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ARTICLE I.            DEFINITIONS...............................................................................      2

         Section 1.01          Definitions......................................................................      2

         Section 1.02          Accounting Terms and Determinations..............................................      7

         Section 1.03          Terms Generally..................................................................      7

ARTICLE II.           AMOUNT AND TERMS OF CREDIT................................................................      8

         Section 2.01          The Loan.........................................................................      8

         Section 2.02          Interest.........................................................................      8

         Section 2.03          Evidence of Indebtedness.........................................................      8

         Section 2.04          Payment on the Note, Etc.........................................................      8

         Section 2.05          Prepayment.......................................................................      8

         Section 2.06          Mandatory Payment................................................................      8

ARTICLE III.          CONDITIONS PRECEDENT......................................................................      9

         Section 3.01          Effectiveness of Agreement.......................................................      9

ARTICLE IV.           REPRESENTATIONS AND WARRANTIES............................................................     10

         Section 4.01          Corporate Existence; Subsidiaries; Foreign Qualification.........................     10

         Section 4.02          Corporate Authority..............................................................     10

         Section 4.03          Compliance With Laws.............................................................     11

         Section 4.04          Litigation and Administrative Proceedings........................................     11

         Section 4.05          Title to Assets..................................................................     11

         Section 4.06          Tax Returns......................................................................     11

         Section 4.07          Consents or Approvals............................................................     11

         Section 4.08          Solvency.........................................................................     12

         Section 4.09          Financial Statements.............................................................     12

         Section 4.10          Regulations......................................................................     12

         Section 4.11          Investment Company; Holding Company..............................................     12

         Section 4.12          Accurate and Complete Statements.................................................     12

         Section 4.13          Anti-Terrorism Law Compliance....................................................     12

ARTICLE V.            COVENANTS.................................................................................     13

         Section 5.01          Insurance........................................................................     13

         Section 5.02          Money Obligations................................................................     13

         Section 5.03          Financial Statements and Other Information.......................................     13

         Section 5.04          Franchises.......................................................................     14
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         Section 5.05          Financial Covenants..............................................................     14

         Section 5.06          Liens............................................................................     14

         Section 5.07          Regulations U and X..............................................................     14

         Section 5.08          Acquisitions; Investments; Mergers; Asset Sales..................................     14

         Section 5.09          Notice...........................................................................     14

         Section 5.10          Affiliate Transactions...........................................................     14

         Section 5.11          Use of Proceeds..................................................................     15

         Section 5.12          Anti-Terrorism Laws..............................................................     15

ARTICLE VI.           EVENTS OF DEFAULT.........................................................................     15

         Section 6.01          Payments.........................................................................     15

         Section 6.02          Special Covenants................................................................     15

         Section 6.03          Other Covenants..................................................................     15

         Section 6.04          Representations and Warranties...................................................     15

         Section 6.05          Cross Default....................................................................     15

         Section 6.06          Change in Control................................................................     15

         Section 6.07          Money Judgment...................................................................     15

         Section 6.08          Validity of Loan Documents.......................................................     16

         Section 6.09          Solvency.........................................................................     16

ARTICLE VII.          REMEDIES UPON DEFAULT.....................................................................     16

         Section 7.01          Optional Defaults................................................................     16

         Section 7.02          Automatic Defaults...............................................................     16

         Section 7.03          Offsets..........................................................................     16

ARTICLE VIII.         MISCELLANEOUS.............................................................................     17

         Section 8.01          No Waiver; Cumulative Remedies...................................................     17

         Section 8.02          Amendments, Consents.............................................................     17

         Section 8.03          Notices..........................................................................     17

         Section 8.04          Costs, Expenses and Taxes........................................................     17

         Section 8.05          Payments Net of Taxes............................................................     17

         Section 8.06          Capital Adequacy.................................................................     18

         Section 8.07          Indemnification..................................................................     18

         Section 8.08          No Fiduciary Obligations.........................................................     18

         Section 8.09          Execution in Counterparts........................................................     19
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Section 8.10          Successors and Assigns; Assignment...............................................      19

Section 8.11          Severability of Provisions; Captions; Attachments................................      19

Section 8.12          Entire Agreement.................................................................      19

Section 8.13          Governing Law; Submission to Jurisdiction........................................      19

Section 8.14          Limitation on Damages............................................................      19

Section 8.15          Legal Representation of Parties..................................................      20

Section 8.16          Jury Trial Waiver................................................................      21

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EXHIBIT A         PROMISSORY NOTE
EXHIBIT B         GUARANTY OF PAYMENT

         This LOAN AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is effective as of July 7, 2004, between BEF HOLDING CO., INC., a Delaware corporation (the "Borrower") and NATIONAL CITY BANK (the "Lender").

                                    RECITALS:

         A. The Borrower and the Acquisition Subsidiary (defined below) are each wholly-owned subsidiaries of the Parent (defined below).

         B. Pursuant to the SWH Purchase Agreement (defined below), the Acquisition Subsidiary has agreed to purchase all of the outstanding capital stock of SWH (defined below) on the terms and conditions set forth in the SWH Purchase Agreement (defined below).

         C. The Borrower deems it to be in its direct pecuniary interest for the Acquisition Subsidiary to consummate the SWH Acquisition (defined below).

         D. In connection with the foregoing, the Borrower has requested that the Lender provide the Borrower with temporary financing, the proceeds of which shall be used by the Borrower to finance the transactions contemplated pursuant to the SWH Purchase Agreement.

         E. The Lender is willing to provide such financing, upon the terms and subject to the conditions set forth below.

                                   AGREEMENT:

         In consideration of the premises and mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

                                    ARTICLE I.

                                   DEFINITIONS

         Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of 50% of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than a Company) by a merger or consolidation or any other combination with such Person.

         "Acquisition Subsidiary" means Mimi's Cafe, LLC, a Delaware limited liability company, together with its successors and assigns.

         "Affiliate" means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

         "Anti-Terrorism Law" means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

         "Asset Sale" means the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of any Company) by any Company to any Person (other than another Company) of any of such Company's assets, provided that the term Asset Sale specifically excludes (a) any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business, and (b) the actual or constructive total loss of any property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever.

         "Bankruptcy Code" has the meaning provided in Section 6.09 hereof.

         "Borrower" has the meaning provided in the first paragraph of this Agreement.

         "Business Day" means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

         "Change in Control" means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than 20% of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Parent; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the failure of the Parent at anytime to own all of the issued and outstanding capital stock of the Borrower and the Acquisition Subsidiary; or (d) the failure of the Acquisition Subsidiary at anytime to own all of the issued and outstanding capital stock of SWH.

         "Closing Date" means the date upon which all of the conditions precedent set forth in Section 3.01 hereof have been satisfied.

         "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

         "Company" means the Parent or a Subsidiary of the Parent; and "Companies" means, collectively, the Parent and all Subsidiaries of the Parent.

         "Default" means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and that has not been waived by the Lender in writing.

         "Default Rate" means a rate per annum equal to 2% in excess of the Prime Rate.

         "Dollar" or $ means lawful money of the United States of America.

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         "Event of Default" means an event or condition that constitutes an event of default as defined in Article VI hereof.

         "Excluded Indebtedness" means (a) any Indebtedness incurred under any committed or discretionary lines of credit of the Companies in effect as of the Closing Date, (b) any Indebtedness incurred in connection with the refinancing of any Indebtedness existing as of the Closing Date, so long as such refinancing Indebtedness is not in excess of the principal amount of the Indebtedness being refinanced, (c) any Indebtedness of Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary, or (d) any Indebtedness incurred after the Closing Date in connection with the purchase or acquisition of fixed assets so long as the aggregate amount of such Indebtedness is not greater than the purchase price or cost of acquisition of such assets.

         "Fee Letter" means the letter between the Borrower and the Lender dated as of the Closing Date.

         "Financial Officer" means any of the following officers: chief executive officer, president, chief financial officer, treasurer or assistant treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

         "GAAP" means generally accepted accounting principles as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Companies.

         "Guarantor of Payment" means each of (a) the Parent and (b) the Acquisition Subsidiary, each of which are executing and delivering the Guaranty of Payment to the Lender on the Closing Date, or any other Person that shall become a party to the Guaranty of Payment after the Closing Date in connection with this Agreement.

         "Guaranty of Payment" means a Guaranty of Payment, in the form of the attached Exhibit B, entered into by each Guarantor of Payment, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

         "Hedge Agreement" means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement, foreign currency option contract or similar arrangement or agreement designed or used to protect against fluctuations in currency exchange rates entered into by a Company.

         "Indebtedness" means, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), (d) all obligations (contingent or otherwise) under any letter of credit or banker's acceptance, (e) the net obligations under or with respect to any Hedge Agreement, (f) all obligations under any synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP,
(h) all obligations (other than customary reimbursement obligations for out-of-pocket expenses and legal fees and indemnification obligations that have not been fixed) of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such

                                       3

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Company to finance its operations or capital requirements, and (k) all guarantees of any of the foregoing Indebtedness by any Company.

         "Investment" means (a) any direct or indirect purchase or other acquisition by any Company of any of the capital stock or other equity interest of any other Person, including any partnership or joint venture interest in such Person; or (b) any loan or advance to, guarantee or assumption of debt or purchase or other acquisition of any other debt (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) of, any Person by any Company.

         "Lender" has the meaning provided in the first paragraph of this Agreement.

         "Lien" means any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, lease, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

         "Loan" has the meaning provided in Section 2.01 hereof.

         "Loan Documents" means, collectively, this Agreement, the Note, the Guaranty of Payment, the Fee Letter, and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

         "Material Adverse Effect" means (a) a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole, or (b) a material adverse effect on the ability of the Borrower or any Guarantor of Payment to perform or comply with any of the terms and conditions of any Loan Document.

         "Material Indebtedness" means, as to any Company, any particular Indebtedness of such Company or guaranteed by such Company, the aggregate principal amount of which is in excess of $5,000,000.

         "Material Indebtedness Agreement" means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Material Indebtedness.

         "Maturity Date" means the earlier of (a) August 13, 2004 or (b) the date the Obligations are accelerated pursuant to Section 7.01 or Section 7.02 hereof.

         "Note" means a promissory note substantially in the form of the attached Exhibit A.

         "Obligations" means, collectively, all Indebtedness and other obligations incurred by the Borrower to the Lender pursuant to this Agreement and includes the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Note and each extension, renewal or refinancing thereof in whole or in part, and any fees and other amounts payable hereunder.

         "Obligor" means (a) a Person whose credit or any of whose property is pledged to the payment of the Obligations and includes, without limitation, the Borrower and any Guarantor of Payment, and (b) any signatory to a Related Writing.

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         "Organizational Documents" means, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

         "Parent" means Bob Evans Farms, Inc., a Delaware corporation, together with its successors and assigns.

         "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

         "Permitted Lien" means any of the following: (a) Liens in favor of the Lender or any of its Affiliates; (b) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (c) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (d) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation; (e) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (f) judgment or other similar Liens arising in connection with court proceedings not constituting an Event of Default hereunder, provided the execution or other enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings; (g) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any Company of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property or assets subject thereto; and (h) purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or Liens created in connection with a capital lease.

         "Prime Rate" means the interest rate established from time to time by the Lender as the Lender's prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Lender for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

         "Related Writing" means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by the Borrower, any Subsidiary or any other Obligor, or any of their respective officers, to the Lender pursuant to or otherwise in connection with this Agreement.

         "SEC" means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

         "Subsidiary" of the Parent or any of its Subsidiaries means (a) a corporation more than 50% of the Voting Power of which is owned, directly or indirectly, by the Parent or by one or more other subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent, (b) a partnership or limited liability company of which the Parent, one or more other subsidiaries of the Parent or the Parent and one or more subsidiaries of the Parent, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which the Parent, one or more other subsidiaries of the Parent or the Parent and one or more subsidiaries of the Parent, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof. Unless otherwise qualified, all references to a Subsidiary in this Agreement shall refer to a Subsidiary of the Parent.

         "SWH" means SWH Corporation, a California corporation, together with its successors and assigns.

         "SWH Acquisition" means the acquisition by the Acquisition Subsidiary of all of the outstanding capital stock of SWH in accordance with the terms and conditions of the SWH Acquisition Documents.

         "SWH Acquisition Documents" means the SWH Purchase Agreement and the other documents executed and delivered in connection therewith, as any of the foregoing may from time to time be amended, restated or otherwise modified.

         "SWH Purchase Agreement" means the Stock Purchase Agreement dated as of June 11, 2004 among the Parent (which, as used therein, includes the Acquisition Subsidiary), SWH and the Sellers party thereto.

         "Tax" means any present or future tax, levy, deduction, charge or withholding and all liabilities with respect to any of the foregoing (other than taxes imposed on or measured by the income of the Lender, or franchise taxes imposed on the Lender, by any jurisdiction in which the Lender is organized or in which the Lender is resident or doing business), under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof).

         "Term Note Agreement" means the Commercial Note: Term Single Advance/Fixed by the Borrower in favor of the Lender dated as of April 26, 2001, as the same may from time to time be amended, restated or otherwise modified.

         "Total Commitment Amount" means the principal amount of $200,000,000.

         "USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

         "Voting Power" means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

         Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein, all accounting determinations hereunder and all financial statements required to be delivered hereunder shall be used, determined and prepared, as the case may be, in accordance with GAAP as in effect from time to time.

         Section 1.03 Terms Generally. The foregoing definitions shall be applicable to the singular and plural of the foregoing defined terms.

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

                                  ARTICLE II.

                           AMOUNT AND TERMS OF CREDIT

         Section 2.01 The Loan. Subject to the terms and conditions of this Agreement, on the Closing Date the Lender shall make a term loan (the "Loan") to the Borrower in the Total Commitment Amount. The Borrower shall repay in full the aggregate unpaid principal amount of the Loan on the Maturity Date. Once prepaid or repaid, the Loan may not be re-borrowed.

         Section 2.02 Interest. The Borrower shall pay interest on the unpaid principal amount of the Loan outstanding from time to time from the date thereof until paid in full at a rate per annum equal to the Prime Rate from time to time in effect. Interest on the Loan shall be payable on the Maturity Date. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, at the option of the Lender upon written notice to the Borrower, the principal of the Loan, the unpaid interest thereon and all of the other Obligations shall bear interest at the Default Rate, which interest shall be payable on demand. Interest on the Loan shall be computed on the basis of a year having 360 days and calculated for the actual number of days elapsed.

         Section 2.03 Evidence of Indebtedness. The obligations of the Borrower to repay the Loan and to pay interest thereon shall be evidenced by the Note, payable to the order of the Lender in the Total Commitment Amount. The aggregate unpaid principal amount of the Loan, the unpaid interest thereon and other information with respect to the Obligations set forth on the records of the Lender shall be rebuttably presumptive evidence with respect to such information.

         Section 2.04 Payment on the Note, Etc. Each payment made hereunder by the Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever. Each payment of the principal of or interest on the Loan or other payment, including but not limited to principal, interest or fees or any other amount owed by the Borrower under the Loan Documents shall be made in Dollars and shall be remitted to the Lender at its office at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114 (or such other address or place as the Lender shall designate to the Borrower in writing) not later than 1:00 P.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by the Lender after 1:00 P.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on the Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on the Note.

         Section 2.05 Prepayment. The Borrower shall have the right, at anytime or from time to time, to prepay all or any part of the outstanding principal amount of the Loan, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Each such prepayment shall be without premium or penalty. The Borrower shall give the Lender written notice of any such prepayment by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made. Except in the case of a prepayment in full of the Loan or a mandatory prepayment pursuant to Section 2.06 hereof, each prepayment by the Borrower shall be in the aggregate principal amount of not less than $5,000,000.

         Section 2.06 Mandatory Payment.

         (a) Certain Proceeds of Asset Sales. If any Company receives net cash proceeds at anytime after the Closing Date from one or more Asset Sales and the aggregate amount of all proceeds received by the Companies in connection with such Assets Sales after the Closing Date is in excess of $50,000,000, then not later than the third Business Day following the date of receipt of any such net cash proceeds in excess of $50,000,000, the Borrower shall make a prepayment of the principal amount of the Loan then outstanding in an amount equal to 100% of such net cash proceeds in excess of $50,000,000.

         (b) Equity Issuance. If any Company receives any cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of equity securities by any Company (other than the sale or issuance of equity securities by any Subsidiary of the Parent to any other Company) after the Closing Date, then on the Business Day upon which such net cash proceeds are received, the Borrower shall make a prepayment of the principal amount of the Loan then outstanding in an amount equal to 100% of such net cash proceeds.

         (c) Debt Issuance. If any Company receives any cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from the incurrence, issuance or sale by any Company of any Indebtedness after the Closing Date (other than the proceeds of any Excluded Indebtedness), then on the Business Day upon which such net cash proceeds are received, the Borrower shall make a prepayment of the principal amount of the Loan then outstanding in an amount equal to 100% of such net cash proceeds.

                                  ARTICLE III.

                              CONDITIONS PRECEDENT

         Section 3.01 Effectiveness of Agreement. The obligation of the Lender to make the Loan is subject to the satisfaction of the following conditions:

         (a) Loan Documents. The Borrower and each Guarantor of Payment, as appropriate, shall have executed and delivered to the Lender this Agreement, the Note, the Fee Letter and the Guaranty of Payment.

         (b) Officer's Certificate, Resolutions, Organizational Documents. The Borrower and each Guarantor of Payment shall have delivered to the Lender an officer's certificate certifying the names of the officers of the Borrower or such Guarantor of Payment authorized to sign the Loan Documents to which each is a party, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors of the Borrower and each Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which the Borrower or such Guarantor of Payment, as the case may be, is a party, and (ii) the Organizational Documents of the Borrower and each Guarantor of Payment.

         (c) Legal Opinion. The Borrower shall have delivered to the Lender an opinion of counsel for the Borrower and each Guarantor of Payment, in form and substance satisfactory to the Lender.

         (d) Good Standing and Full Force and Effect Certificates. The Borrower shall have delivered to the Lender a good standing certificate for the Borrower and each Guarantor of Payment, issued on or about the Closing Date by the Secretary of State in the state where the Borrower or such Guarantor of Payment is incorporated.

         (e) Closing and Legal Fees. The Borrower shall have (i) paid to the Lender the fees set forth in the Fee Letter and (ii) to the extent invoiced, paid all legal fees and expenses of the Lender in connection with the preparation and negotiation of the Loan Documents.

         (f) SWH Acquisition. The SWH Acquisition shall (contemporaneously with the making of the Loan) be completed substantially in accordance with the terms and conditions of the Purchase Agreement and the other SWH Acquisition Documents and the Lender shall have received a copy of the SWH Acquisition Documents certified by the Secretary or Assistant Secretary of the Borrower as being true, correct and complete. Since June 11, 2004, there shall have been no amendments or other modifications to any of the SWH Acquisition Documents that the Lender determines, in the exercise of its reasonable discretion, would be materially adverse to the Lender and the transactions contemplated under the Loan Documents.

         (g) No Material Adverse Effect. Since March 31, 2004 there shall not have occurred any event or conditions that, in the reasonable opinion of the Lender, has had or could reasonably be expected to have a Material Adverse Effect.

         (h) Approvals. The Lender shall have received evidence, in form and substance satisfactory to the Lender, that all necessary governmental, third-party and other approvals shall have been obtained and be in full force and effect on the Closing Date (including, without limitation, any board of director approval and approval under Hart-Scott Rodino or other similar competition law) and any applicable waiting periods shall have expired without any action being taken or threatened by any applicable authority, which, without limitation, would restrain, prevent or otherwise impose materially adverse conditions on the SWH Acquisition or the Loan.

         (i) No Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to materially and adversely affect (i) the Acquisition, or (ii) any transaction contemplated hereby or the ability of the Borrower or any other Obligor to perform their respective obligations under the Loan Documents.

         (j) No Default. No Default or Event of Default shall exist or immediately after the making of the Loan will begin to exist.

         (k) Representations and Warranties. Each of the representations and warranties contained in Article IV hereof shall be true and correct.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that the statements set forth in this Article IV are true, correct and complete.

         Section 4.01 Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is an entity duly organized, validly existing, and in good standing under the laws of its state of organization and is duly qualified and authorized to do business and is in good standing as a foreign entity in each jurisdiction where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The Parent owns all of the issued and outstanding capital stock of the Borrower and all of the membership interests of the Acquisition Subsidiary and, after the consummation of the SWH Acquisition, the Acquisition Subsidiary will own all of the issued and outstanding capital stock of SWH.

         Section 4.02 Corporate Authority. The Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which the

Borrower is a party have been duly authorized and approved by the Borrower's Board of Directors and are the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than any Permitted Lien) upon any assets or property of the Borrower or any other Company under the provisions of the Borrower's or such Company's Organizational Documents or any agreement.

         Section 4.03 Compliance With Laws. Each Company:

         (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have or result in a Material Adverse Effect;

         (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have or result in a Material Adverse Effect; and

         (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have or result in a Material Adverse Effect.

         Section 4.04 Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, which, as to subsections (a) through (c) hereof, would have or would be reasonably expected to have a Material Adverse Effect.

         Section 4.05 Title to Assets. The Borrower and each other Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except any Permitted Lien.

         Section 4.06 Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each of the Borrower and each other Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except where the failure to do so does not and will not cause or result in a Material Adverse Effect or where such tax returns, taxes, assessments, fees or other governmental charges are being contested in good faith by the Borrower or such other Company. The provision for taxes on the books of the Borrower and each other Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

         Section 4.07 Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by the Borrower or any Guarantor of Payment in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

         Section 4.08 Solvency. The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Lender. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Lender. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to the Lender incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

         Section 4.09 Financial Statements. The audited consolidated financial statements of the Parent and its consolidated Subsidiaries for the fiscal year ended April 25, 2003, and the unaudited interim consolidated financial statements of the Parent and its consolidated Subsidiaries for the fiscal quarter ended January 23, 2004, each as filed with the SEC in connection with the Parent's Form 10-Q and Form 10-K and each as furnished to the Lender have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the date of such financial statements and the results of their operations for the period then ending. Since the dates of such statements, there has been no material change in any Company's accounting procedures.

         Section 4.10 Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulations U or X of such Board of Governors.

         Section 4.11 Investment Company; Holding Company. No Company is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

         Section 4.12 Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Lender that has or would have a Material Adverse Effect.

         Section 4.13 Anti-Terrorism Law Compliance. The Borrower is not in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

                                   ARTICLE V.

                                   COVENANTS

         The Borrower agrees that until all of the Obligations shall have been paid in full, the Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

         Section 5.01 Insurance. The Borrower and each other Company shall maintain insurance to such extent and against such hazards and liabilities and on such terms and in such amounts as the Borrower or such other Company, as the case may be, reasonably deems prudent.

         Section 5.02 Money Obligations. The Borrower and each other Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject, and (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) or any comparable provisions.

         Section 5.03 Financial Statements and Other Information. The Borrower shall furnish to the Lender:

         (a) as soon as available, and in any event within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, balance sheets of the Parent and its consolidated Subsidiaries as of the end of such period and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year-to-date periods, all prepared on a consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to the Lender and certified by a Financial Officer, provided that with respect to any fiscal quarter for which financial statements are required to be delivered pursuant to this subpart, delivery of the Parent's Form 10-Q as filed with the SEC for any such fiscal quarter shall satisfy the requirements of this subpart;

         (b) as soon as available, and in any event within 90 days after the end of each fiscal year of the Parent, an annual audit report of the Parent for that year prepared on a consolidated and consolidating basis, in accordance with GAAP, and in form and detail satisfactory to the Lender and certified by an independent public accountant satisfactory to the Lender, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period, together with a certificate by the accountant setting forth any Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect, provided that with respect to any fiscal year for which financial statements are required to be delivered pursuant to this subpart, delivery of the Parent's Form 10-K as filed with the SEC for any such fiscal year shall satisfy the requirements of this subpart;

         (c)      concurrently with the delivery of the financial statements in
(a) and (b) above, the Borrower shall deliver a compliance certificate signed by a Financial Officer and otherwise in form and substance satisfactory to the Lender (i) certifying that to the best of that officer's knowledge and belief
(A) those financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of the Parent and its consolidated Subsidiaries in accordance with GAAP subject, in the case of interim financial statements, to routine year-end adjustments, and
(B) no Default or Event of Default then exists or, if any does, a brief description of the Default or Event of Default and the Borrower's intentions in respect thereof, (ii) setting forth the calculations with respect to each subsection of Section 5.05 hereof, and (iii) reaffirming each representation and warranty set forth in Article IV hereof; and

         (d) within 5 days of the written request of the Lender, such other information about the financial condition, properties and operations of any Company as the Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to the Lender and certified by a Financial Officer of the Company or Companies in question.

         Section 5.04 Franchises. The Borrower and each other Company shall preserve and maintain at all times its existence, rights and franchises.

         Section 5.05 Financial Covenants. The Borrower shall comply in all respects with each of the financial covenants set forth in Section 7.2 of the Term Note Agreement, which Section 7.2 and all defined terms used therein are hereby incorporated into this Agreement by reference. The Borrower shall be obligated to comply with such financial covenants as incorporated herein notwithstanding any termination of the Term Note Agreement or the satisfaction or discharge of the Indebtedness thereunder.

         Section 5.06 Liens. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for any Permitted Lien.

         Section 5.07 Regulations U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

         Section 5.08 Acquisitions; Investments; Mergers; Asset Sales. On and after the Closing Date, no Company shall (a) make any Investment in any Person other than an Investment by a Company in or to another Company or make or effect any Acquisition (other than the SWH Acquisition on the Closing Date), provided that the foregoing shall not apply to any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business; (b) merge or consolidate with any other Person; or (c) make any Asset Sale unless in the case of each such Asset Sale such Company, to the extent required to do so, causes the proceeds of such Asset Sale to be applied in accordance with Section 2.06 hereof.

         Section 5.09 Notice. The Borrower shall cause a Financial Officer to promptly notify the Lender whenever:

         (a)      any Default or Event of Default may occur hereunder; or

         (b) any representation or warranty made in Article IV hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete as of the date made, except those made as of and which were intended to be limited to a specified earlier date.

         Section 5.10 Affiliate Transactions. No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors' fees to directors who are not employees of a Company or any Affiliate of a Company; or
(b) any transaction between a Company and another Company that the Borrower reasonably determines in good faith is beneficial to the

Borrower and its Affiliates as a whole and that is not entered into for the purpose of hindering the exercise by the Lender of its rights or remedies under this Agreement.

         Section 5.11 Use of Proceeds. The Borrower's use of the proceeds of the Loans shall be solely to assist the Acquisition Subsidiary in making the SWH Acquisition.

         Section 5.12 Anti-Terrorism Laws. The Borrower shall not be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

                                  ARTICLE VI.

                                EVENTS OF DEFAULT

         Each of the following shall constitute an Event of Default hereunder:

         Section 6.01 Payments. If principal of or the interest on the Note or fee payable under this Agreement or any other Loan Document shall not be paid in full when due and payable.

         Section 6.02 Special Covenants. If the Borrower or any other Company shall fail or omit to perform and observe Sections 5.02, 5.03, 5.05, 5.06, 5.08,
5.09 or 5.11 hereof.

         Section 6.03 Other Covenants. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 6.01 or 6.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or Obligor's part, as the case may be, to be complied with, and that Default shall not have been fully corrected within 5 days after the receipt by the Borrower of written notice of such default from the Lender (any such notice to be identified as a "notice of default" and to refer specifically to this paragraph).

         Section 6.04 Representations and Warranties. If any representation, warranty or statement made by any Company or any Obligor in this Agreement or in any Related Writing shall be false or erroneous in any material respect when made or deemed made.

         Section 6.05 Cross Default. If any Company shall default (a) in the payment of principal, interest or fees due and owing with respect to any Material Indebtedness Agreement beyond any period of grace provided with respect thereto, or (b) in the performance or observance of any other agreement, term or condition contained in any Material Indebtedness Agreement, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

         Section 6.06 Change in Control. If any Change in Control shall occur.

         Section 6.07 Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or any Obligor by a court of competent jurisdiction that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of 30 days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed $15,000,000, excluding for purposes of such determination such amount of any insurance proceeds paid or to be paid by or on behalf of any Company in respect of such judgment or judgments or unconditionally acknowledged in writing to be payable by the insurance carrier that issued the related insurance policy.

         Section 6.08 Validity of Loan Documents. If (a) any material provision, in the reasonable opinion of the Lender, of any Loan Document shall at anytime for any reason cease to be valid and binding and enforceable against the Borrower or any Guarantor of Payment; (b) the validity, binding effect or enforceability of any Loan Document against the Borrower or any Guarantor of Payment shall be contested by any Company; (c) the Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Lender the benefits purported to be created thereby.

         Section 6.09 Solvency. If the Borrower or any other Company shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time (the "Bankruptcy Code"), (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of 60 days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for 60 consecutive days any judgment, decree or order entered by a court of competent jurisdiction that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

                                  ARTICLE VII.

                              REMEDIES UPON DEFAULT

         Section 7.01 Optional Defaults. If any Event of Default referred to in
Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, or Section 6.08 hereof shall occur, the Lender may give written notice to the Borrower, to accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

         Section 7.02 Automatic Defaults. If any Event of Default referred to in
Section 6.09 hereof shall occur the outstanding principal, interest and any other amounts on the Note, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

         Section 7.03 Offsets. In addition to the rights and remedies of the Lender provided elsewhere in this Agreement or in any other Loan Document, or otherwise provided in law or equity, if there shall occur or exist any Event of Default, the Lender (and the Lender's affiliates) shall have the right at anytime to set off against, and to appropriate and apply toward the payment of, any and all Obligations then owing by the Borrower to the Lender, whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by the Lender (and the Lender's affiliates) to or for the credit or account of the Borrower or any Guarantor of Payment, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         Section 8.01 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Lender or the holder of the Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

         Section 8.02 Amendments, Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom shall be effective unless the same shall be in writing and signed by the Lender and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 8.03 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing addressed to each party at the address specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed delivered (a) upon receipt when delivered in person, (b) upon receipt of electronic confirmation of error-free transmission when sent by facsimile or other electronic means, (c) upon receipt when sent by nationally (or internationally, as the case may be) recognized overnight delivery service, or
(d) 48 hours after being deposited in the mail when sent by first class mail, registered mail, or certified mail.

         Section 8.04 Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable travel and out-of-pocket expenses and all reasonable attorneys' fees and expenses, of the Lender in connection with the preparation, negotiation and closing of the Loan Documents. The Borrower also agrees to pay on demand all costs and expenses of the Lender, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, the Borrower shall pay any and all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

         Section 8.05 Payments Net of Taxes. All payments on account of principal, if any, interest and other fees and amounts payable hereunder shall be made without set-off or counterclaim and, unless otherwise required by law, shall be made free and clear of and without deduction for any Tax, present or future, imposed by any taxing authority in any jurisdiction. If the Borrower shall be required to withhold or pay any Tax, it shall make the required withholding and payment in accordance with and within the time allowed by law, and shall nonetheless pay to the Lender such additional amounts as shall be necessary to cause the Lender actually to receive in full all amounts (after taking account of any further deduction or withholding that is required to be made as a consequence of the payment of such additional amounts) on account of principal and interest or other fees or amounts owing to it hereunder, as if such Tax had not been paid. As soon as practicable after the date that any Tax shall become due and payable, (i) the Borrower shall give to the Lender the original or a copy of a receipt for the payment of the Tax, or, if such receipts are not issued by or received from the taxing authority to which the Tax was paid, a certificate of a Financial Officer, confirming the date and amount of the payment so made and reasonable details of the calculation of the amount due; and (ii) the Borrower shall indemnify and save the Lender harmless from and against any claim, liability, loss, cost, expense (including without limitation legal, accounting and other professional fees, and interest and penalty charges or fines imposed by any taxing authority in respect of or arising from non-payment of such Tax) to which the Lender may be exposed or that it may incur, by reason of the Borrower's failure to make punctual payment of any amount required to be paid to a taxing authority pursuant to this subsection.

         Section 8.06 Capital Adequacy. If the Lender shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital (or the capital of its respective holding company) as a consequence of its obligations hereunder to a level below that which the Lender (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as shall compensate the Lender (or its holding company) for such reduction. The Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Lender, be otherwise disadvantageous to the Lender. A certificate of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Failure on the part of the Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of the Lender's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to the Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

         Section 8.07 Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Lender (and its affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Lender in connection with any investigative, administrative or judicial proceeding (whether or not the Lender shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loan or any of the Obligations; provided that the Lender shall not have the right to be indemnified under this Section for its own gross negligence or willful misconduct.

         Section 8.08 No Fiduciary Obligations. The relationship between the Borrower and the Lender with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditor, respectively, and the Lender shall not have any fiduciary obligation toward the Borrower with respect to any such documents or the transactions contemplated thereby.

         Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         Section 8.10 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender. The Lender shall not have the right to assign any of its rights or obligations hereunder without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided, however, that at anytime that an Event of Default exists hereunder the Lender shall have the right to assign any of its rights or obligations without the Borrower's prior written consent. In addition, the Lender shall have the right at anytime without notice to or the consent of the Borrower to grant to any other Person a participation in any of its rights or obligations hereunder.

         Section 8.11 Severability of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

         Section 8.12 Entire Agreement. This Agreement and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         Section 8.13 Governing Law; Submission to Jurisdiction. This Agreement and each other Loan Document shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of the Borrower and the Lender shall be governed by Ohio law, without regard to principles of conflict of laws. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any other Loan Document or the Obligations, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. The Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         Section 8.14 Limitation on Damages. No claim may be made by the Borrower against the Lender, or its affiliates, directors, officers, employees, attorneys or agents, for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         Section 8.15 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

                 [Remainder of page intentionally left blank.]

         Section 8.16 Jury Trial Waiver. THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND THE LENDER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above. This Agreement was executed by the Borrower in the State of West Virginia.

Address:   1105 North Market Street              BEF HOLDING CO., INC.
           Wilmington, Delaware 19899
           Facsimile: (302) 651-8423             By: /s/ Tod Spornhauer
           Attn: Susan Dubb                          ---------------------------
                                                 Name: Tod Spornhauer
                                                 Title: VP & Asst. Treasurer

Address:   629 Euclid Avenue                     NATIONAL CITY BANK
           Locator 01-3028
           Cleveland, Ohio 44114                 By: /s/ George M. Gevas
           Facsimile: (216) __________               ---------------------------
           Attn: _________________               Name: George M. Gevas
                                                 Title: Senior Vice President

                                    EXHIBIT A

                                 PROMISSORY NOTE

$200,000,000                                                     Cleveland, Ohio
                                                                    July 7, 2004

         FOR VALUE RECEIVED, the undersigned, BEF HOLDING CO., INC., a Delaware corporation (the "Borrower") promises to pay on the Maturity Date (such term, together with each other capitalized term used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement described below), to the order of NATIONAL CITY BANK, at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114, the principal sum of TWO HUNDRED MILLION AND NO/100 DOLLARS ($200,000,000), in lawful money of the United States of America.

         As used herein, "Loan Agreement" means the Loan Agreement dated as of July 7, 2004, between the Borrower and National City Bank (the "Lender"), as the same may from time to time be amended, restated or otherwise modified.

         The Borrower also promises to pay interest on the unpaid principal amount of the Loan from time to time outstanding, from the date of the Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.02 of the Loan Agreement. Such interest shall be payable on each date provided for in such
Section 2.02; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

         If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Loan Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

         Reference is made to the Loan Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

         Except as expressly provided in the Loan Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind.

         THE BORROWER WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE BORROWER AND THE LENDER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

                 [Remainder of page intentionally left blank.]

         This Note was executed by the undersigned as of the date set forth above in the State of _______________.

                                               BEF HOLDING CO., INC.

                                               By: _____________________________
                                               Name: ___________________________
                                               Title: __________________________

                                    EXHIBIT B

                               GUARANTY OF PAYMENT

         This GUARANTY OF PAYMENT, dated as of July 7, 2004 (as the same may from time to time be amended, restated or otherwise modified or supplemented, this "Guaranty"), made by BOB EVANS FARMS, INC., a Delaware corporation (the "Parent"), Mimi's Cafe, LLC, a Delaware limited liability company (the "Acquisition Subsidiary" and together with the Parent individually each a "Guarantor" and collectively, the "Guarantors"), in favor of NATIONAL CITY BANK (the "Lender"):

                                    RECITALS:

         A. Except as otherwise defined herein, terms used herein and defined in the Loan Agreement (as defined below) shall be used herein as therein defined.

         B. This Guaranty is made pursuant to the Loan Agreement, dated as of the date hereof (herein, as amended or otherwise modified, restated or replaced from time to time, the "Loan Agreement"), between BEF HOLDING CO., INC., a Delaware corporation (herein, together with its successors and assigns, the "Borrower") and the Lender.

         C. The Parent owns directly or indirectly all of the issued and outstanding capital stock of the Borrower and all of the membership interests of the Acquisition Subsidiary.

         D. Concurrently herewith the Acquisition Subsidiary is acquiring all of the issued and outstanding capital stock of SWH in accordance with terms and conditions of the SWH Purchase Agreement and the other SWH Acquisition Documents.

         E. The Borrower has requested that the Lender make the Loan to the Borrower in accordance with the terms and conditions of the Loan Agreement, the proceeds of which will be used by the Borrower to assist the Acquisition Subsidiary in consummating the Acquisition.

         F. Each Guarantor deems it to be in its direct pecuniary interest for the Borrower to obtain the Loan in accordance with the terms of the Loan Agreement.

         G. It is a condition to the making of the Loan under the Loan Agreement that each Guarantor shall have executed and delivered this Guaranty.

         NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Lender and hereby covenants and agrees with the Lender as follows:

         Section 1. Guaranty by the Guarantors.

         (a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees to the Lender the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Obligations. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing under the Loan Agreement, each Guarantor will, within two Business Days following its receipt of written notice from the Lender demanding payment hereunder, pay to the Lender, in immediately available funds, such amount of the Obligations as the Lender shall specify in such notice.

         (b) In addition to the foregoing, each Guarantor also, jointly and severally, irrevocably and unconditionally guarantees that each of the terms, conditions, covenants and agreements of the Borrower under the Loan Agreement, and of the Borrower and each other Guarantor under the other Loan Documents, will be duly and punctually performed and observed strictly in accordance with the terms thereof and that if for any reason whatsoever the Borrower or the other Guarantors shall fail to do so, such Guarantor shall duly and punctually perform and observe, or cause the Borrower or such other Guarantor, as applicable, to duly and punctually perform and observe, the same. Such guaranty is an absolute, unconditional, present and continuing guaranty of performance and is in no way conditioned or contingent upon any attempt to enforce performance by the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other act, occurrence or circumstance whatsoever.

         (c) In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Lender the payment of any and all Obligations, whether or not due or payable by the obligor thereon, upon the occurrence in respect of the Borrower or other applicable obligor of any bankruptcy or insolvency proceeding or case under the Bankruptcy Code, and unconditionally and irrevocably, jointly and severally, promises to pay such Obligations to the Lender on demand, in such currency and otherwise in such manner as is provided in the Loan Documents.

         (d) As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Lender, that, should any amounts constituting Obligations not be recoverable from the Borrower or any other Obligor for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Lender or any other Person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Lender, will make payment to the Lender of all such Obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents.

         (e) Each Guarantor understands, agrees and confirms that the Lender may enforce this Guaranty up to the full amount of the Obligations against any Guarantor without proceeding against any other Guarantor, the Borrower or any other Person, or against any security or other collateral.

         Section 2. Guarantors' Obligations Absolute, etc. The obligations of each Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Guarantor may have against the Borrower or any other Person, including, without limitation, the Lender or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Obligations, including, without limitation:

         (a) any increase in the amount of the Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loan, and any increase in any interest rate, fee or other amount applicable to any portion of the Obligations or otherwise payable under any Loan Document;

         (b) any direction as to the application of any payment by the Borrower or by any other Person;

         (c) any incurrence of additional Obligations at any time or under any circumstances, including, without limitation, (i) during the continuance of a Default or Event of Default, (ii) at any time when all conditions to such incurrence have not been satisfied, or (iii) in excess of any borrowing base, sublimit or other limitations contained in the Loan Agreement or any of the other Loan Documents;

         (d) any renewal or extension of the time for payment or maturity of any of the Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, the Loan Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other Person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

         (e) any failure of the Loan Agreement, any other Loan Document, or any other instrument or agreement applicable to the Borrower or any other party thereto, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Loan Document;

         (f) any failure on the part of the Borrower or any other Person to perform or comply with any term or provision of the Loan Agreement, any other Loan Document, or any such other instrument or agreement;

         (g) any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshall assets, or any election of remedies) under or in respect of (i) the Loan Agreement, any other Loan Document, or any such other instrument or agreement, or (ii) any obligation or liability of the Borrower or any other Obligor;

         (h) any exercise or non-exercise of any right, power or remedy under or in respect of the Loan Agreement, any other Loan Document, or any such other instrument or agreement, or any such obligation or liability, including, without limitation, (i) any failure of the Lender to give notice of any Default or Event of Default under any Loan Document, or to advance funds for the protection or preservation of, or provision of insurance for, or payment of taxes on, any property that is collateral security for any of the Obligations, and (ii) any act or failure to act on the part of the Lender, in any manner referred to in this Guaranty, or otherwise, that may deprive such Guarantor of its right to (A) subrogation against the Borrower to recover full reimbursement or indemnity for any payments made pursuant to this Guaranty, or (B) contribution from any other Guarantor for any such payments made by it, or that otherwise may adversely affect the amount recoverable upon the exercise of any such right of subrogation or contribution;

         (i) any application of any amounts by whomsoever paid or howsoever realized to the Obligations or any other liabilities owed to the Lender, regardless of the order or priority of any such application, and regardless of what liabilities of the Borrower or any other Obligor remain unpaid;

         (j) any settlement or compromise of any of the Obligations, any security therefor or guaranty thereof;

         (k) any payment made to the Lender on the Obligations that the Lender repays, returns or otherwise restores to the Borrower or any other applicable Obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

         (l) any subordination of any of the claims of the Lender to any claims of any creditors of the Borrower or any other Person, or any subordination of any liens or security interests in favor of the Lender to any liens or security interests of any other Person;

         (m) any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

         (n) the existence of any right of setoff, offset or banker's lien, or any failure to exercise rights in respect thereof, or any release thereof;

         (o) any furnishing of any new or additional security or any new or additional guaranty to or for the benefit of the Lender, or any acceptance thereof, including, without limitation, any addition of any Guarantor to this Guaranty;

         (p) any release of any security or any guaranty by or at the direction of the Lender, or any release or discharge of, or limitation of recourse against, any Person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Guaranty;

         (q) any limitation on any Person's liability or obligation under the Loan Agreement, any other Loan Document, or any such other instrument or agreement, or any such obligation or liability, or any termination, cancellation, avoidance, commercial or other frustration, impracticability, invalidity, unenforceability or ineffectiveness, in whole or in part, of the Loan Agreement, any other Loan Document, or any such other instrument or agreement or any such obligation or liability or any term or provision of any thereof;

         (r) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to the Borrower or to any of its properties or assets, or any such proceeding by, among or on behalf of any of its creditors, as such, or any proceeding for the voluntary liquidation or dissolution or other winding up of the Borrower, whether or not insolvency or bankruptcy proceedings, or any assignment for the benefit of its creditors, or any other marshaling of its assets, or any action taken by any trustee or receiver or by any court in any such proceeding;

         (s) any disallowance or limitation of any claim of the Lender or any other Person, in any such proceeding;

         (t) any change in the ownership of all or any part of the capital stock of, or other equity interests in, the Borrower, the Parent or any of its Subsidiaries or Affiliates, or any other Person, or any merger or consolidation involving the Borrower, the Parent or any of its

Subsidiaries or Affiliates, or any other Person, or any purchase, acquisition, sale, lease or disposition by the Borrower, the Parent or any of its Subsidiaries or Affiliates, or any other Person, of any assets or properties;

         (u) any breach by the Borrower or any other Obligor of any of their representations or warranties contained in any of the Loan Documents or any other certificate or document executed and delivered in connection therewith;

         (v) any inability of the Borrower to create or incur any Indebtedness, or the existence of any contractual or other restriction upon the ability of the Borrower to issue and sell shares of its capital stock, to purchase, sell, lease or otherwise dispose of assets, to incur Indebtedness, or to otherwise conduct its business affairs;

         (w) any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other Person of its interest in any of the property, rights or interests constituting security for all or any portion of the Obligations or any other Indebtedness, liabilities or obligations;

         (x) any failure of any of the Loan Documents, or any other agreement or instrument securing all or any portion of the Obligations, to effectively subject any property, rights or interests to any liens or security interests purported to be granted or created thereby, or any failure of any such liens or security interests to be or become perfected or to establish or maintain the priority over other liens and security interests contemplated thereby;

         (y) any condemnation or taking of, or any encumbrance on or interference with any use of, or any damage to, or any destruction of, any such property, or any part thereof or interest therein;

         (z) any lack of notice to, or knowledge by, any Guarantor of any of the matters referred to above; and/or

         (aa) to the fullest extent permitted under applicable law now or hereafter in effect, any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, that could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

         Section 3. Waivers. Each Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Guaranty are concerned, (a) notice of any of the matters referred to in Section 2, (b) all notices required by statute, rule of law or otherwise to preserve any rights against such Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Obligation, notice of acceptance of this Guaranty, notice of the incurrence of any Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other Person, to perform or comply with any term or provision of the Loan Agreement, any other Loan Document or any other agreement or instrument to which the Borrower or any other Person is a party, or notice of the commencement of any proceeding against any other Person or any of its property or assets, (c) any right to the enforcement, assertion or exercise against the Borrower or against any other Person or any collateral of any right, power or remedy under or in respect of the Loan Agreement, the other Loan Documents or any other agreement or instrument, and (d) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other Person for the enforcement of any term or provision of the Loan Agreement, the other Loan Documents, this Guaranty or any other agreement or instrument.

         Section 4. Subrogation Rights. Until such time as the Obligations have been paid in full in cash and otherwise fully performed, each Guarantor hereby irrevocably waives all rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lender against the Borrower, any other Guarantor or any other guarantor of or surety for the Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor that it may at any time otherwise have as a result of this Guaranty.

         Section 5. Separate Actions. A separate action or actions may be brought and prosecuted against any Guarantor, whether or not action is brought against any other Guarantor, any other guarantor or the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.

         Section 6. Guarantors Familiar with Borrower's Affairs, etc. Each Guarantor confirms that an executed (or conformed) copy of each of the Loan Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Guaranty, and that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Agreement, the other Loan Documents and this Guaranty and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Lender or any other Person acting on behalf of the Lender as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (a) the Borrower's or any other Subsidiary's or Affiliate's ability to perform its obligations under the Loan Agreement and the other Loan Documents to which it is a party, or (b) any collateral securing, or any other guaranty for, all or any part of the Borrower's or such other Subsidiary's or Affiliate's payment and performance obligations thereunder; and each Guarantor further agrees that the Lender shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Guaranty.

         Section 7. Covenant Under Loan Agreement, etc. Each Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated in accordance with its terms, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no Default or Event of Default is caused by the actions or inactions of such Guarantor or any of its Subsidiaries.

         Section 8. Representations and Warranties. Each Guarantor represents and warrants to the Lender that:

         (a) it is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or full force and effect, as applicable, under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage;

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

         (b) it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

         (c) it has duly executed and delivered each Loan Document to which it is a party and each Loan Document to which it is a party constitutes the legal, valid and binding agreement or obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

         (d) neither the execution, delivery and performance by such Guarantor of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any material provision of any law, statute, rule, regulation, order, writ, injunction or decree of any governmental authority applicable to such Guarantor or its material properties and assets, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Lien created pursuant to the Loan Documents) upon any of the property or assets of such Guarantor pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Guarantor is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of its Organizational Documents;

         (e) no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental authority, is required to authorize or is required as a condition to (i) the execution, delivery and performance by such Guarantor of any Loan Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which such Guarantor is a party;

         (f) there are no actions, suits or proceedings pending or, to the knowledge of such Guarantor, threatened with respect to such Guarantor that question the validity or enforceability of any of the Loan Documents to which such Guarantor is a party, or of any action to be taken by such Guarantor pursuant to any of the Loan Documents to which it is a party; and

         (g) as of the date such Guarantor has become a party to this Guaranty, (i) such Guarantor has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Guarantor has incurred to the Lender under this Guaranty and the other Loan Documents to which such Guarantor is a party; (ii) such Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature;
(iii) such Guarantor owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) such Guarantor is not entering into the Loan Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

         Section 9. Continuing Guaranty; Remedies Cumulative, etc. This Guaranty is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Guaranty shall remain in full force and effect until terminated in accordance with its terms. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies that the Lender would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand. It is not necessary for the Lender to, and the Lender does not undertake any obligation or duty to, inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

         Section 10. Enforcement Expenses. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to Section 8.04 of the Loan Agreement, all reasonable out-of-pocket costs and expenses of the Lender in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Lender).

         Section 11. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns.

         Section 12. Entire Agreement. This Guaranty and the other Loan Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

         Section 13. Headings Descriptive. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

         Section 14. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 15. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Lender and each of its affiliates are hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to the fullest extent permitted under applicable law now or hereafter in effect, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lender or any of its affiliates to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to the Lender under this Guaranty, irrespective of whether or not the Lender shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. The Lender agrees to promptly notify the relevant Guarantor after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

         Section 16. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, sent by telecopier or delivered, (a) if to any Guarantor, at the address specified for it on the signature pages to this Guaranty or (b) if to the Lender, to it at its address specified in the Loan Agreement; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, sent via telecopier, sent by overnight courier or delivered, and shall be effective when received.

         Section 17. Reinstatement. If claim is ever made upon the Lender for recission, repayment, recovery or restoration of any amount or amounts received by the Lender in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Guaranty shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

         Section 18. Governing Law; Venue; Waiver of Jury Trial.

         (a) This Guaranty and the rights and obligations of the Lender and each Guarantor shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of law principles. Any legal action or proceeding with respect to this Guaranty may be brought in the Courts of the State of Ohio, or of the United States of America for the Northern District of Ohio, Eastern Division, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, to such Guarantor at its address provided herein, such service to become effective 30 days after such mailing, or such earlier time as may be provided by applicable law. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

         (b) Each Guarantor hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Loan Document or Loan Document brought in the courts referred to in subpart (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) EACH GUARANTOR AND THE LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER

LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         Section 19. Contribution Among Guarantors. Each Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among the same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Obligations (and such Guarantor's obligations in respect thereof).

         Section 20. Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc. It is the desire and intent of each Guarantor and the Lender that this Guaranty shall be enforced as a full recourse obligation of each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Guaranty would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor's liability hereunder in respect of the Obligations shall be deemed to be reduced ab initio to that maximum amount that would be permitted without causing such Guarantor's obligations hereunder to be so invalidated.

         Section 21. Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and, except as provided for in this Section, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of the Lender pursuant to the laws of the jurisdiction under which the Lender is organized or the jurisdiction in which the principal office the Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes levies, imposts, duties, fees assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the applicable Guarantor agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the applicable Guarantor agrees to reimburse the Lender, upon the written request of the Lender for taxes imposed on or measured by the net income or profits of the Lender pursuant to the laws of the jurisdiction in which the Lender is organized or in which the principal office of the Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office of the Lender is located and for any withholding of income or similar taxes imposed by the United States of America as the Lender shall determine are payable by, or withheld from, the Lender in respect of such amounts so paid to or on behalf of the Lender pursuant to the preceding sentence, which request shall be accompanied by a statement from the Lender setting forth, in reasonable detail, the computations used in determining such amounts. The applicable Guarantor will furnish to the Lender within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof is due pursuant to applicable law, certified copies of tax receipts, or other evidence satisfactory to the Lender, evidencing such payment by the Lender. Each applicable Guarantor will indemnify and hold harmless the Lender, and reimburse the Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by the Lender.

         Section 22. Termination. After the termination of the Loan Agreement and repayment in full of all of the Obligations (other than unasserted indemnity obligations), this Guaranty will terminate and the Lender, at the request and expense of the Borrower and/or any of the Guarantors, will execute and deliver to the Guarantors an instrument or instruments acknowledging the satisfaction and termination of this Guaranty.

         Section 23. General Limitation on Claims by Guarantors. No claim may be made by any Guarantor against the Lender, or its affiliates, directors, officers, employees, attorneys or agents, for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Guaranty or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and each Guarantor hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         Section 24. No Fiduciary Obligations. The relationship between any Guarantor and its Affiliates, on the one hand, and the Lender, on the other hand, is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with any Guarantor or any of its Affiliates, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

         Section 25. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts including, by way of facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

         Section 26. Additional Guarantors. Additional Guarantors may become a party to this Guaranty by execution of a Guaranty Supplement in form and substance acceptable to the Lender.

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

         IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:  Bob Evans Farms, Inc.                BOB EVANS FARMS, INC.
          3776 South High Street
          Columbus, OH 43207                   By: _____________________________
                                               Name:
                                               Title:

Address:  Bob Evans Farms, Inc.                MIMI'S CAFE, LLC
          3776 South High Street
          Columbus, OH 43207                   By:  ____________________________
                                               Name:
                                               Title:

Accepted by the undersigned:

NATIONAL CITY BANK

By: _________________________
Name: _______________________
Title: _________________________

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